UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

January 5, 2017

Date of Report (Date of Earliest Event Reported)

The Chemours Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36794	46-4845564
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street

Wilmington, Delaware, 19899

(Address of principal executive offices)

Registrant’s telephone number, including area code: (302) 773-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Chemours Statement on Vigneron PFOA Trial - Punitive Phase

On January 5, 2017, a jury in Ohio concluded the second phase of the Vigneron PFOA trial and determined that DuPont is liable for $10.5 million in punitive damages in addition to attorneys’ fees.  The jury in the case also determined, at the conclusion of the first phase of the Vigneron trial on December 21, 2016, that DuPont is liable for $2.0 million in compensatory damages.

We expect DuPont to appeal the verdict, subject to post-trial motions, to address important, unresolved issues that affect the broader, ongoing multi-district litigation (MDL).  These claims will be evaluated on an individual basis due to the unique facts present in every case.  Litigation of this kind typically takes place over many years, and interim results do not predict the ultimate outcome.  As previously disclosed, DuPont is the named defendant in each of the cases and is liable for any judgment.  In the event DuPont claims it is entitled to indemnification from Chemours as to some or all of the judgment, Chemours retains its defenses to such claims.

The Vigneron case was selected by the plaintiffs as the first trial following the conclusion of the six bellwether cases in the MDL.  The six bellwether trials all have been tried, resolved, appealed or otherwise addressed.

The trial court announced that starting in May 2017, 40 individual plaintiff trials will be scheduled for a 12-month period.  Of the 3500 cases in the MDL, the trial court’s multi-year plan pertains to the approximately 270 cases claiming cancer.  Based on the current plan, the remaining cases—comprising approximately 93% of the docket of which the majority allege high cholesterol and thyroid disease—remain inactive.

This information is being furnished pursuant to Item 7.01, and the information contained herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, this information shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHEMOURS COMPANY

By:	/s/ Mark E. Newman
Mark E. Newman
Senior Vice President and Chief Financial Officer

Date:	January 5, 2017